Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee

Chief Financial Officer

612/617-8571

marvin.dee@HawkinsInc.com

Jennifer A. Weichert

Weichert Financial Relations, Inc.

651/686-9751

weichertfr@aol.com

HAWKINS, INC. REPORTS

RESULTS FOR FISCAL 2005

Minneapolis, MN, July 1, 2005 – Hawkins, Inc.  (Nasdaq:  HWKN) today announced results for the 2005 fiscal year and fourth quarter ended April 3, 2005. Sales for fiscal 2005 totaled $115.3 million, an increase of 7.7% over fiscal 2004 sales of $107.0 million. Net income for fiscal 2005 was $8.1 million, equal to $0.79 per share, compared with fiscal 2004 net income of $5.8 million and earnings per share of $0.56. Earnings for fiscal 2004 were negatively impacted by the previously announced $3.0 million (approximately $1.9 million, or $0.19 per share, after tax) litigation settlement in the fourth quarter of fiscal 2004 related to the Company’s pharmaceutical business unit.

For the fourth quarter ended April 3, 2005, Hawkins reported sales of $30.0 million, up 23.1% from the $24.4 million for the comparable period a year ago. Net income for the fourth quarter of fiscal 2005 was $1.0 million, or earnings per share of $0.10, versus a net loss of $0.8 million or a loss per share of $0.08 for the fourth quarter of fiscal 2004.

Chairman and Chief Executive Officer, John R. Hawkins, commented, “Sales in all areas of Hawkins’ business grew, driven by increased selling prices for caustic soda, higher customer demand for existing and new product lines and a growing customer base. Industrial segment sales rose 8.1%, Water Treatment segment sales increased 5.7% and Pharmaceutical segment sales improved 14.1%. We are pleased with the progress being made in all areas.”

Competitive pressures, however, are impacting margins. Overall gross margins were 25.7% compared to 26.1% a year ago.

Selling, general and administrative expenses increased as the Company implements a new Enterprise Resource Planning system while simultaneously incurring professional services fees to assist in meeting the requirements of the Sarbanes-Oxley Act.  Fiscal 2006 expenses in these areas, including additional staffing and outside professional services, are expected to be consistent with the additional fiscal 2005 expense of approximately $1.7 million.

“Our strong liquidity and capital position have improved again this year,” Hawkins stated. “We ended fiscal 2005 with approximately $26.8 million in cash and marketable securities, strong, predictable cash flow and no debt.”

Hawkins, Inc. is a highly focused regional company, which provides a full range of bulk industrial products complemented with the technical competence and ingenuity to formulate and blend specialty chemicals. The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

The industries in which Hawkins’ customers participate include chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

The Company strives to operate in concert with the environment. Its products and services are geared to improve the environment and insure the safe handling of chemicals.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates fifteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, South and North Dakota and Wisconsin and services customers in Upper Michigan, Kansas and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties as described by Hawkins’ periodic filings.  Actual results may differ materially depending on a variety of factors, including, but not limited to the following:  the achievement of Hawkins’ projected operating results, the achievement of efficient volume production and related sales revenue, the ability of Hawkins to identify and successfully pursue other business opportunities, and the effectiveness of Hawkins’ internal controls.  Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company’s filings with the Securities and Exchange Commission including Hawkins’ Report on Form 10-K for the period ended March 28, 2004, Forms 10-Q, and other SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME (LOSS)

(unaudited)

	Quarters Ended		Fiscal Years Ended
	April 3, 2005	March 28, 2004	April 3, 2005	March 28, 2004

Sales	$29,989,452	$24,364,443	$115,280,312	$107,028,131

Cost of sales	24,225,381	19,083,300	85,674,127	79,053,842

Gross margin	5,764,071	5,281,143	29,606,185	27,974,289

Selling, general and administrative expenses	4,514,009	3,944,819	18,089,829	16,793,094

Litigation settlement		3,000,000		3,000,000

Income (loss) from operations	1,250,062	(1,663,676)	11,516,356	8,181,195

Investment income, net	319,357	195,134	1,120,775	825,689

Income (loss) before income taxes	1,569,419	(1,468,542)	12,637,131	9,006,884

Provision (benefit) for income taxes	585,922	(674,000)	4,545,122	3,255,000

Net income (loss)	$983,497	$(794,542)	$8,092,009	$5,751,884

Weighted average number of shares outstanding - basic	10,216,688	10,216,688	10,216,688	10,216,688

Weighted average number of shares outstanding - diluted	10,233,846	10,216,688	10,222,669	10,216,688

Earnings (loss) per share - basic and diluted	$0.10	$(0.08)	$0.79	$0.56

Cash dividends declared per common share	$0.18	$0.18	$0.36	$0.36

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